Exhibit 99.1

FOR IMMEDIATE RELEASE

AXION INTERNATIONAL NAMES WALL STREET VETERAN, PERRY JACOBSON, CHAIRMAN OF THE BOARD

NEW PROVIDENCE, N.J.  October 28, 2010 – Axion International (OTCBB: AXIH) producer of the world’s strongest recycled, composite plastic industrial building products, announced today that Wall Street veteran, Perry Jacobson, has been named new Chairman of the Board. By relinquishing his role as Chairman, co-Founder, Jim Kerstein, in addition to maintaining his responsibilities as CEO, will focus increasingly on developing new products and applications for Axion’s unique Recycled Structural composite (RSC) through his close relationships at Rutgers University as the company’s Chief Technology Officer.

“Now is the right time for me to hand over the Chairmanship of Axion to our most qualified Board of Directors Member and for me to transition into a role that best serves our company and in what I believe is more in alignment with my strengths,” stated Kerstein. “Perry’s capital market’s and Wall Street experience are exactly what Axion needs as we shift from a product development and proving phase into an aggressive product deployment and go-to-market expansion phase.”

“I am honored and excited to accept the appointment as Axion’s new Board Chairman and I couldn’t agree more with Jim that the period we’re now entering is one of bringing Axion’s recycled plastic building materials to mass market,” said Jacobson. “Jim‘s career in plastics and his close collaboration with Rutgers University helped develop the strongest recycled plastic ever used in the heavy-construction industry. We expect our proven materials to experience widespread acceptance across an extremely diverse range of applications as we further integrate Axion into the railway industry, marine environments and as we continue to expand in green-tech infrastructure re-development. I look forward to working with our new President, Steve Silverman, in spearheading that strategic shift and to making sure the markets are aware of and fully grasp the significance of Axion’s game-changing propositions.”

Jacobson is currently Managing Director of Brookstone Partners, where he is responsible for managing the company’s Mezzanine Capital, LLC, a captive mezzanine fund that primarily invests alongside Brookstone Partners' equity capital as well as working with the firm's Limited Partners. Prior to joining Brookstone, Mr. Jacobson was a specialist on the New York Stock Exchange from 1982 to 2004. He started his career with CMJ Partners and continued with Wagner, Stott and Mercator after their merger. He became a member of the managing committee at each firm where he was involved in both day-to-day and policy decisions. Mr. Jacobson was also a NYSE Floor Governor and a member of the NYSE Market Performance Committee, which sets rules and procedures for NYSE trading.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

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